UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14a‑101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a‑6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to §240.14a‑12

Cotiviti Holdings, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a‑6(i)(1) and 0‑11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0‑11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0‑11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount previously paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Filed by Cotiviti Holdings, Inc. pursuant to Rule 14a-12

Under the Securities Exchange Act of 1934

Subject Company: Cotiviti Holdings, Inc.
Commission File No. of Subject Company: 001-37787

We will periodically update and post this document on the SharePoint homepage.

QUESTION	ANSWER	Date added
Will my compensation change when the transaction closes?

We anticipate that base compensation, target cash incentive (for eligible employees) and severance benefits will not change for at least one year after the transaction closes. We will continue to develop our career framework as discussed previously with the team.

6/22/18
Will our benefits change?	Employee benefits will remain substantially comparable to current level benefits for a period of at least one year following the closing of the transaction.	6/22/18
Will my years of service be credited when we merge?	Yes, every employee will be credited for his/her years of service with the Company.	6/22/18
What is happening with the 401(k)?

We anticipate that the current 401(k) program may be terminated when the transaction closes.

If the plan is terminated, employees will be able to do a direct rollover of their 401(k) balance into the Verscend plan.  Details about how to perform a direct rollover will be sent to 401(k) participants as we approach the closing date.

6/22/18
What if I have a 401(k) loan?

If the current 401(k) plan is terminated, we expect that the promissory notes underlying your loan will roll over to the Verscend  401(k) plan, and that you will be able to continue making payments on those loans.  More specific information about 401(k) loans will be provided as we get closer to the closing date.

6/22/18

June 22, 2018

What will happen to the shares I’ve purchased through ESPP? What is happening with the current ESPP period?

Anyone who is enrolled in the current offering period will have stock purchased on his/her behalf on June 29th per the terms of the ESPP.

All ESPP Enrollment and participation will then be suspended until further notice.

Shares purchased through ESPP and held at the time of closing will receive the Merger Consideration per share.  More detailed information will be distributed to participants as we get closer to the closing date.

6/22/18

How will I receive the cash transaction value from outstanding Restricted Stock Units (RSUs), Restricted Stock,* and stock options that are part of the Long Term Incentive Plan (LTIP)?

* Restricted Stock Awards (RSAs) in the case of India residents and certain other employees

You will receive the cash transaction value in the first payroll after the merger closing date.  The payout for stock options will be based on the excess of the Merger Consideration ($44.75 per share) over the exercise price of the option, if any.  The payout for RSUs and Restricted Stock awards will the product of the Merger Consideration per share ($44.75) and the number of shares subject to such award.  All such payouts will be subject to applicable withholding taxes.

If you are a participant in LTIP, you will receive more detailed information about this transaction.

If you have specific questions about how these payouts impact you, you should consult a financial or tax advisor.  Cotiviti cannot provide advice or counsel on financial issues.

6/22/18
I’ve heard there is a class action law suit for shareholders. What can we expect with that?	Announcements of investigations by certain plaintiffs’ firms into transactions is typical.	6/22/18
About the transaction
Why are we combining with Verscend?

The combining of Cotiviti and Verscend will enable us to have a greater impact in the healthcare market, increase affordability, reduce waste and improve outcomes and quality.  The combination will offer new opportunities to create unique value for our clients.

6/19/18
When do we think the deal will be final/closed?

We expect the transaction to close in the fourth quarter of 2018, subject to Cotiviti shareholder approval and the satisfaction of customary closing conditions and regulatory approvals.  We will keep you updated throughout this process.

6/19/18

June 22, 2018

Can you share more info about Verscend?

Verscend is a healthcare data analytics company who primarily serves payer clients and some provider businesses.  Like Cotiviti, Verscend offers a variety of solutions across the payment continuum, some of which we have in common. In addition to payment accuracy solutions, Verscend offers risk adjustment, quality improvement solutions, and payment analytics.

More information is available on the Verscend website.

6/19/18
How does this affect our business strategy?

For now, our strategic priorities and the initiatives we have underway stay the same.  After the closing, we will work with our new partners to determine the best strategy forward, addressing new lines of business and new or expanded solutions. Our goal – as always – will be to meet the demands of the market and needs of our clients.

6/19/18
How does this transaction better serve our clients?

The combination of Cotiviti and Verscend will benefit our clients in some powerful ways:

1.

Expansion of offerings:  Our combined solutions and client relationships will address a larger portion of the healthcare market, more clients, and broader dimensions of value for our clients and for the healthcare industry.

2.

Expanded value from data:  The combination will have increased depth and breadth of data assets enabling greater insights and value for our clients.

3.

Complementary solutions that, combined, can significantly increase value. These include content and analytics, operational models, and solution execution approaches.

6/19/18
Will our global workforce initiative remain on track?	Yes, we will continue to advance our global workforce efforts. We operate globally and will continue to do so.	6/19/18
When will we know more about further changes to the organization?	We are at the very beginning of this process. After the deal closes, the structure of the merged organization will unfold over time. We will keep you informed as decisions are made.	6/19/18
Will there be redundancies in certain functions with this merger? Will there be layoffs?

It is possible there could be redundancies in some areas.  It will take time to work through the integration plan, and that process cannot begin until after the deal closes. We will keep you apprised of integration progress when it begins, and what it might mean to you personally.

6/19/18

June 22, 2018

Will this result in opportunities within the new, merged organization? Other career paths if we’re combining with another division?	That is certainly a possibility, and more information on these types of questions will unfold over time. HR will keep you apprised of career opportunities across the broader organization.	6/19/18
What is the plan for integration of the two companies?

Over the next few months and through closing we will be working through the numerous details involved with the integration.  We understand there are many unanswered questions at this time, but we will keep you informed as decisions are made.

6/19/18
What will happen to our Retail division?	Our Retail division is a part of Cotiviti and is included with the transaction.	6/19/18
When will we know about benefits changes?	We expect any changes to health and welfare benefits to be communicated via the open enrollment process, as they have been in the past.	6/19/18
Public to private transition
What will change for us when we are private again?	Most of the changes revolve around regulations that govern public companies. Private companies, for example, are not required to report short-term results on a quarterly basis.	6/19/18
When are we delisted, based on the transaction timeline?	COTV will stop trading at end of business on the date the merger closes, which we expect will occur in the fourth quarter of 2018.	6/19/18
What happens to the stock that I hold in Cotiviti?	All shareholders will receive $44.75 per share when the transaction closes.	6/19/18
What if I’m enrolled in the current ESPP cycle?

Shares for the first offering period of 2018 will be purchased as of June 29 with the payroll deductions accumulated under the ESPP as of that date.  We anticipate that following the purchase of shares in accordance with the terms of the ESPP on June 29, the ESPP will be suspended until further notice.

Updated 6/22/18

June 22, 2018

What happens to my unvested equity awards (RSUs/RSAs and stock options)?

All outstanding equity awards held immediately prior to closing will automatically accelerate and vest in full upon closing.  The payout for stock options will be based on the excess in the Merger Consideration ($44.75 per share) over the exercise price of the option, if any.  The payout for RSUs and Restricted Stock awards will the product of the Merger Consideration per share ($44.75) and the number of shares subject to such award.  All such payouts will be subject to applicable withholding taxes.

If you are participating in the long-term incentive plan, you will receive detailed information regarding the transaction.

Updated 6/22/18
Might we go public again in the future?	There is always the possibility that we go public again.	6/19/18

Additional Information and Where to Find It

This communication may be deemed solicitation material in respect of the proposed acquisition of Cotiviti by Verscend. This communication does not constitute a solicitation of any vote or approval. In connection with the proposed merger, Cotiviti plans to file with the Securities and Exchange Commission (“SEC”) and mail or otherwise provide to its stockholders a proxy statement regarding the proposed transaction. Cotiviti may also file other documents with the SEC regarding the proposed transaction. This document is not a substitute for the proxy statement or any other document that may be filed by Cotiviti with the SEC. BEFORE MAKING ANY VOTING DECISION, COTIVITI’S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS FILED BY COTIVITI WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION OR INCORPORATED BY REFERENCE THEREIN BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED TRANSACTION BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION. Investors and stockholders may obtain a free copy of the proxy statement and other documents Cotiviti files with the SEC (when available) through the website maintained by the SEC at www.sec.gov. Cotiviti makes available free of charge at www.Cotiviti.com (in the “Investors” section), copies of materials it files with, or furnishes to, the SEC.

Participants in the Solicitation

Cotiviti and its directors, executive officers and certain employees and other persons may be deemed to be participants in the solicitation of proxies from Cotiviti’s stockholders in connection with the proposed merger. Security holders may obtain information regarding the names, affiliations and interests of Cotiviti’s directors and executive officers in Cotiviti’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, which was filed with the SEC on February 22, 2018, and its definitive proxy statement for the 2018 annual meeting of stockholders, which was filed with the SEC on April 12, 2018. To the extent the holdings of Cotiviti securities by Cotiviti’s directors and executive officers have changed since the amounts set forth in Cotiviti’s proxy statement for its 2018 annual meeting of stockholders, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Additional information regarding the interests of such individuals in the proposed merger will be included in the proxy statement relating to the proposed merger when it is filed with the SEC. These documents (when available) may be obtained free of charge from the SEC’s website at www.sec.gov and Cotiviti’s website at www.Cotiviti.com.

June 22, 2018